Exhibit 5.1

[Letterhead of McCorriston Miller Mukai MacKinnon LLP]

October 15, 2004

Central Pacific Financial Corp.

220 South King Street

Honolulu, HI 96813

Ladies and Gentlemen:

                At your request, we have examined the Registration Statement on Form S-8 to be filed by Central Pacific Financial Corp., a Hawaii corporation (the “Company”), with the Securities and Exchange Commission on or about October 15, 2004 (“Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of six (6) shares of the Company’s common stock, no par value (the “Shares”), subject to issuance by the Company upon the exercise of purchase rights (i) previously granted by CB Bancshares, Inc., a Hawaii corporation (“CBBI”), under the CBBI Stock Compensation Plan and CBBI Director Stock Option Plan, which purchase rights were assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of April 22, 2004, between the Company and CBBI (the “Merger Agreement”), and (ii) to be granted by the Company under its 2004 Stock Compensation Plan.

We also have examined the Merger Agreement, a form of the stock certificate to represent the Shares, and the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

                In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

                Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the six (6) Shares that may be issued and sold by the Company upon the exercise of purchase rights granted or to be granted under the Plans, when issued, sold and delivered in accordance with the Plans and the purchase agreements entered or to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the prospectus constituting a part thereof, will be validly issued, fully paid and nonassessable.

We are admitted to practice law in the State of Hawaii, and we express no opinion herein with respect to the application or effect of the laws of any jurisdiction other than the existing laws of the United States of America and the State of Hawaii, as such laws presently exist.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

                We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.  This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ McCorriston Miller Mukai MacKinnon LLP